Exhibit 5.1 Squire, Sanders & Dempsey L.L.P. 221 E. Fourth St., Suite 2900 Cincinnati, OH 45202-64095 Office: +1.513.361.1200 Fax: +1.513.361.1201

January 21, 2009

First Financial Bancorp.
4000 Smith Road
Cincinnati, Ohio 45209

Re:	Resale Registration Statement on Form S-3 of First Financial Bancorp.
                on behalf of Selling Securityholders

Ladies and Gentlemen:

We have acted as counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of certain selling securityholders of the Company (the “Selling Securityholders”), relating to (i) 80,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, without par value per share (the “Series A Preferred Stock”), (ii) a warrant dated December 23, 2008 to purchase common shares, without par value per share (“Common Stock”), of the Company, and (iii) 930,233 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Series A Preferred Stock and the Warrant, the “Securities”). The Series A Preferred Stock and Warrant were issued pursuant to a Letter Agreement, dated as of December 23, 2008 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).

In connection with the issuance of this opinion, we have examined such documents, including the Registration Statement, the Securities Purchase Agreement, the Warrant, the amended and restated articles of incorporation of the Company, as amended and currently in effect, and the amended and restated code of regulations of the Company, as amended and currently in effect, and such corporate records of the Company and such other documents as we have considered necessary and appropriate for the purposes of our opinion set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. Our opinions below, insofar as they relate to the Series A Preferred Stock and Warrant Shares to be sold by the Selling Securityholders being fully paid, is based solely upon a certificate of an officer of the Company confirming the Company’s receipt of the consideration called for by the Securities Purchase Agreement. We have also assumed that, prior to the offer and sale of the Securities, the registration requirements of the Securities Act and all applicable requirements of state laws regulating the sale of the Securities will have been duly satisfied.

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Squire, Sanders & Dempsey L.L.P.
First Financial Bancorp.
January 21, 2009

Subject to the foregoing and the other matters set forth herein, we are of the opinion that:

1.             The shares of Series A Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable.

2.             The Warrant is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.             The Warrant Shares to be issued by the Company upon the exercise of the Warrant have been duly authorized and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Ohio and, with respect to our opinion in Paragraph 2 above, the laws of the State of New York, and the federal laws of the United States of America.  This opinion speaks as of the date first written above and we assume no obligation to advise you of changes that may be hereafter brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the prospectus included therein. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                                                                                Very truly yours,

                                                                                                                /s/ Squire, Sanders & Dempsey L.L.P.